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                                                                    Exhibit 99.1


        Media                   Analysts
        Stephen K. Dishart      Donald J. MacLeod
        (412) 234-0850          (412) 234-5601


FOR IMMEDIATE RELEASE


                       MELLON BANK CORPORATION TO REDEEM
                            SERIES K PREFERRED STOCK


PITTSBURGH, Jan. 8, 1998--Mellon Bank Corporation today announced that its Series K preferred stock (NYSE: MEL Pr K) will be redeemed at a price of $25 per share plus accrued dividends. The $200 million of outstanding Series K preferred stock carries an annual fixed dividend of $2.05 per share until its redemption date of Feb. 17, 1998. The redemption is subject to Federal Reserve Board approval.

     A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $1.8 trillion of assets under management or administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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